Exhibit 10.2
MERGER AGREEMENT
     THIS MERGER AGREEMENT (this “Agreement”), dated September 16, 2008, is made by and between EZCORP, Inc., a Delaware corporation (“EZCORP”), Value Merger Sub, Inc., a Florida corporation (the “Merger Sub”), and Value Financial Services, Inc., a Florida corporation, (the “Company”) (together, the “Constituent Corporations”).
R E C I T A L S:
     A. The boards of directors of each of the Company, EZCORP and the Merger Sub have each approved, adopted and declared advisable and in the best interests of the holders of capital stock of each of the Company, EZCORP and the Merger Sub, respectively, this Agreement, the merger of the Merger Sub with and into the Company (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the Florida Business Corporation Act (“FBCA”).
     B. This Merger is authorized by Section 1101 of the FBCA.
     C. Concurrently with the execution and delivery of this Agreement and as a condition to the willingness of EZCORP and the Merger Sub to enter into this Agreement, each director of the Company who holds shares of capital stock of the Company is entering the voting agreement with EZCORP and the Merger Sub in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which, among other things, such shareholders will agree to vote all of their shares of capital stock of the Company in favor of adopting and approving this Agreement and the conversion of all shares of capital stock or convertible securities of the Company into shares of common stock of the Company.
A G R E E M E N T
     NOW, THEREFORE, in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Merger Sub, EZCORP and the Company agree as follows:
     1 Definitions.
     For purposes of this Agreement, the following terms shall have the meanings set forth below and any derivatives of the terms shall have correlative meanings:
     “Company Common Stock” shall mean shares of common stock of the Company (assuming for all purposes the exercise or conversion of all then outstanding participating stock or other capital stock of the Company, options, warrants, conversion rights, commitments or other rights to acquire the Company’s common stock, whether vested or unvested).

     “Credit Facility” shall mean the $37 million financing arrangement between the Company and Fifth Third Bank, dated June 15, 2007.
     “Contracts” shall mean, collectively, all oral and written contracts, agreements, instruments, documents, leases, indentures, insurance policies, undertakings or other obligations.
     “Disclosure Schedule” shall mean the disclosure schedule attached hereto and incorporated herein.
     “EZCORP Shares” shall have the meaning contained in Section 3.1(a)(1)(A).
     “Financial Statements” shall mean, collectively, the audited financial statements (including balance sheets and statement of earnings, stockholders’ equity and cash flow) of the Company for each of its fiscal years ending December 31, 2004, through and including December 31, 2007.
     “Governmental Authority” shall mean the government of the United States or any foreign jurisdiction, any state, county, municipality or other governmental or quasi governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing and any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority of any nature whatsoever.
     “Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Knowledge” shall mean that an individual:
          (1) is actually aware of such fact or other matter, or
          (2) a prudent individual in the position of the Company could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.
     A Person other than an individual will be deemed to have “Knowledge” of a particular fact or matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter.
     “Laws” shall mean, collectively, all federal, state, local, municipal, foreign or international constitutions, laws, statutes, ordinances, rules, regulations, codes, or principles of common law.
     “Leases” shall mean, collectively, leases, contracts, agreements and other documents providing the Company with a right to use specified real and/or personal property.

     “Licenses” shall mean, collectively, governmental, regulatory, administrative and non governmental licenses, permits, approvals, certifications, accreditations, notices and other authorizations.
     “Material Adverse Change” or “Material Adverse Effect” shall mean any materially adverse change in or effect on the financial condition, business, operations, assets, properties or results of operations of the affected party; provided, however, that none of the following shall be deemed to have caused, constitute, or be taken into account in determining whether there has been a Material Adverse Change or Material Adverse Effect: (1) any change or effect arising from or relating to: (a) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (b) changes in United States generally accepted accounting principles; (c) changes in the affected party’s general industry or the economy of the U.S. as a whole; and (d) adverse changes or effects arising from the announcement or consummation of the transactions contemplated hereby; (2) any change or effect in the Ordinary Course; and (3) any change or effect that is cured before the earlier of (a) the Closing Date and/or (b) the date on which this Agreement is terminated pursuant to Section 10.
     “Orders” shall mean all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority.
     “Ordinary Course” shall mean the ordinary course of the Company’s business, consistent with the past practices of the Company. The Ordinary Course does not include any transaction with an officer, director, shareholder or investor of the Company.
     “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
     “SEC” shall mean the United States Securities and Exchange Commission.
     2 The Merger.
          2.1 Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the applicable provisions of the FBCA, at the Effective Date (defined in Section 2.3), the Merger Sub shall be merged with and into the Company, which latter shall be the surviving corporation (the Company is also sometimes called the “Surviving Corporation” herein).
          2.2 Continuing Corporate Existence. Except as may otherwise be set forth herein, the corporate existence of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of the Merger Sub, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Company, and the separate corporate existence and identity of the Merger Sub shall thereafter cease except to the extent continued by statute.

          2.3 Effective Date. The Merger shall become effective at the date and time when the articles of merger are filed with the Secretary of State of Florida (the “Effective Date”).
          2.4 Corporate Governance.
          (a) The Articles of Incorporation of the Company, as amended in the articles of merger on the Effective Date, shall become the Articles of Incorporation of the Company as the Surviving Corporation.
          (b) The Bylaws of the Company, as amended on the Effective Date, shall become the Bylaws of the Company as the Surviving Corporation.
          (c) Those persons serving as directors and officers of the Merger Sub on the Effective Date of the Merger shall become the directors and officers of the Company as of the Effective Date.
          (d) Those persons serving as directors and officers of the Company on the Effective Date of the Merger shall cease holding their respective offices in the Company as of the Effective Date.
          2.5 Rights and Obligations of the Company. At the Effective Date, the Company as the Surviving Corporation shall have the following rights and obligations.
          (a) The Company shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Florida.
          (b) The Company shall possess all of the rights, privileges, immunities and franchises, of either a public or private nature, of the Company and the Merger Sub, and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and every other interest of or belonging or due to the Merger Sub and the Company shall be taken and deemed to be transferred to or invested in the Company without further act or deed.
          (c) At the Effective Date, the Company shall thenceforth be responsible and liable for all contracts, liabilities and obligations of the Company and the Merger Sub, and any claim existing or action or proceeding pending by or against the Company or the Merger Sub may be prosecuted against the Company as if the Merger had not occurred, or the Company may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Company shall be impaired by the Merger.
          2.6 Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Strasburger & Price, L.L.P., in Austin, Texas, as soon as possible when each of the other conditions of this Agreement have been satisfied or waived, and shall proceed promptly to conclusion, at such place, time and date as shall be determined by the parties hereto. The day on which the Closing shall occur is herein called the “Closing Date.” Each of the Constituent Corporations will cause to be prepared, executed, and delivered the Articles of Merger to be filed with the Secretary of State of Florida and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.
     3 Conversion of Securities.
          3.1 On the Effective Date, by virtue of the Merger and without any action on the part of EZCORP, Merger Sub, the Company or the holders of the Company Common Stock:
          (a) except as set forth in subsection 3.1(d):
          (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall be canceled and automatically converted, subject to Section 3.2(d), into the right to receive either the EZCORP Shares or the Cash Consideration, as applicable (the EZCORP Shares or the Cash Consideration, as applicable, the “Merger Consideration”), with the form of Merger Consideration determined as follows:
          (A) as to shares with respect to which an Election has been validly made and not revoked, $11.00 per share (the “Cash Consideration”); and
          (B) as to all other shares, 0.75 shares of EZCORP Class A Non-voting Common Stock (the “EZCORP Shares”);
          (2) each share of Company Common Stock held in treasury by the Company or any Subsidiary of the Company immediately prior to the Effective Date shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and
          (3) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Company.
          (b) Each Person who on or prior to the date of the Company shareholders’ meeting called to vote upon the merger as described in Section 7.4 (the “Election Deadline”) is a holder of record of shares of Company Common Stock shall be entitled, with respect to all or a portion of such shares of Company Common Stock, to make an “Election” on or prior to the Election Deadline, to receive the Cash Consideration on the basis set forth in this Agreement.
          (1) EZCORP and the Merger Sub shall prepare a form, in form and substance reasonably acceptable to the Company (an “Election Form”) pursuant to which a holder of record of shares of Company Common Stock may make an Election with respect to all or a portion of the shares of Company

Common Stock held by such holder. The Election Form shall provide that the Election is being made as of the date the Election Form is submitted and as of the Effective Time. The Company shall mail the Election Form, together with the Disclosure Statement, to each holder of record of shares of Company Common Stock on the record date for the Company shareholders’ meeting described in Section 7.4 and shall use its reasonable best efforts to make the Election Form available to any person who becomes a record holder of shares of Company Common Stock during the period between the record date and the Election Deadline.
          (2) An Election shall be effective only if the Company shall have received an Election Form covering the shares of Company Common Stock to which such Election applies, executed and completed in accordance with the instructions set forth in such Election Form on or prior to the Election Deadline and may not be withdrawn. An Election may be revoked or changed only by delivering to the Company, on or prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Company Common Stock to which the revised Election Form applies. Delivery to the Company prior to the Election Deadline of a revised Election Form with respect to any shares of Company Common Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Company Common Stock.
     (c) Proration
          (1) The number of shares of Company Common Stock eligible to be converted into the right to receive the Cash Consideration shall not exceed twenty percent (20%) of the shares of Company Common Stock issued and outstanding on the Election Deadline (the “Cash Consideration Number”).
          (2) If the number of shares of Company Common Stock with respect to which a valid Election is made does not exceed the Cash Consideration Number, each share for which an Election is made shall be converted into the Cash Consideration. If the number of shares of Company Common Stock with respect to which a valid Election is made exceeds the Cash Consideration Number, the number of shares of Company Common Stock with respect to which a valid Election is made that shall be converted into Cash Consideration shall be determined as follows:
          (A) First, a unit proration factor (the “Unit Proration Factor”) shall be determined by dividing the Cash Consideration Number by the number of shares with respect to which a valid Election was made;
          (B) Second, only those shares equal to the number of shares of each electing Company shareholder with respect to which a valid Election is made multiplied by the Unit Proration Factor shall be paid the Cash Consideration; and

          (C) Third, all remaining shares of Company Common Stock with respect to which a valid Election is made shall receive EZCORP Shares in the Merger.
             (d) Notwithstanding any provisions of this Agreement to the contrary, shares of the Company Common Stock which are issued and outstanding immediately prior to the Effective Date and which are held by any Person who has properly exercised their appraisal rights under the FBCA (the “Appraisal Shares”) will not be converted into or represent a right to receive the applicable Merger Consideration pursuant to this Section 3.1. The holders thereof will be entitled only to such rights as are granted by Section 1302 of the FBCA. Each holder of Appraisal Shares who becomes entitled to payment for such shares of Company Common Stock pursuant to Section 1302 of the FBCA will receive payment therefor from the Company in accordance with the FBCA; provided, however, that (1) if any such holder of Appraisal Shares fails to establish its entitlement to appraisal rights as provided in Section 1323 of the FBCA, or (2) if any such holder of Appraisal Shares effectively withdraws its demand for appraisal of such shares of the Company Common Stock or loses its right to appraisal and payment for its shares of the Company Common Stock under Section 1323 or 1326 of the FBCA, such holder will forfeit the right to appraisal of such shares of the Company Common Stock and each such share of the Company’s common stock will be treated as if such share had been converted, as of the Effective Date, into a right to receive the applicable Merger Consideration, without interest thereon, as provided in subsection 3.1(a)(1).
          3.2 Exchange of Certificates.
             (a) Exchange Agent. EZCORP shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company or such other bank or trust company that may be designated by EZCORP and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 3 through the Exchange Agent, cash representing the Cash Consideration and certificates representing the EZCORP Shares issuable pursuant to Section 3.1 as of the Effective Date (the “Exchange Fund”). If requested by the Exchange Agent, the Company and EZCORP will enter into a mutually acceptable exchange agent agreement which will set forth the duties, responsibilities and obligations of the Exchange Agent. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the EZCORP Shares contemplated to be issued pursuant to Section 3.1, out of the Exchange Fund. Except as contemplated by Section 3.2(f) hereof, the Exchange Fund shall not be used for any other purpose.
             (b) Exchange Procedures. As promptly as practicable after the Effective Date (but in any event within five business days after the Effective Date), EZCORP shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Company Common Stock (or other certificate or agreement representing shares of capital stock of the Company which has been converted into Company Common Stock) (the “Certificates”) (1) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing EZCORP Shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor either the Cash Consideration or a certificate representing that number of EZCORP Shares which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of the Company Common Stock then held by such holder) to which such holder is entitled pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is properly endorsed and presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to EZCORP that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section, each Certificate shall be deemed at all times after the Effective Date to represent only the right to receive upon such surrender the applicable Merger Consideration.
          (c) No Further Rights in Company Common Stock. The Merger Consideration paid and issued (and represented by certificates delivered) upon conversion of the shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock.
          (d) No Fractional Shares. No certificates or scrip representing fractional EZCORP Class A Non-voting Common Stock shall be issued upon the surrender for exchange of Certificates. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of EZCORP Class A Non-voting Common Stock upon surrender of Certificates for exchange shall be entitled to have the number of shares such holder is to receive rounded up to the next whole number of shares.
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock for twelve months after the Effective Date shall be delivered to EZCORP, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Section 3 shall thereafter look only to EZCORP for the applicable Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of EZCORP free and clear of any claims or interest of any person previously entitled thereto.
          (f) No Liability. None of EZCORP, Merger Sub, or the Company shall be liable to any holder of shares of Company Common Stock for any such Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Laws.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration.
     3.3 Deficiency Guaranty.
          (a) The parties contemplate that some or all of the EZCORP Shares received by Company shareholders pursuant to Section 3.1(a)(1)(B) will be offered for sale (the “Selling EZCORP Shareholders”) for a period beginning five (5) days after the Closing Date and ending one hundred twenty-five (125) days after the Closing Date (the “Guaranty Period”). If a Selling EZCORP Shareholder sells any of the EZCORP Shares issued as part of the Merger Consideration during the Guaranty Period, in sales that comply with the manner of sale provisions contained in SEC Rule 144(f) (17 C.F.R. Section 230.144(f), hereafter, “Rule 144(f)”), for a gross sales price of less than Fourteen Dollars and Sixty-Seven Cents ($14.67) per EZCORP Share, EZCORP will pay the Selling EZCORP Shareholder the difference between the gross sales price per EZCORP Share and $14.67, up to a maximum of $4.01 per EZCORP Share, up to a maximum of all payments to all Selling EZCORP Shareholders of Twenty Million Dollars ($20,000,000.00) (the “Deficiency Guaranty Amount”).
          (b) Payments to Selling EZCORP Shareholders up to the Deficiency Guaranty Amount will be made on a first come, first served basis until the amount of the balance of the Deficiency Guaranty Amount is exhausted, in the date and time order that Selling EZCORP Shareholders present proof of sale of EZCORP Shares issued as part of the Merger Consideration to EZCORP or its designated agent.
          (c) EZCORP will cause the payment in respect of the Deficiency Guaranty Amount to be made within five business days of receipt by EZCORP or its designated agent of proof of sales of EZCORP Shares by EZCORP Selling Shareholders in form satisfactory to EZCORP.
          (d) EZCORP will cause the Exchange Agent to transmit instructions for claiming and receiving payment from the Deficiency Guaranty Amount with the letter of transmittal described in Section 3.2(b).

     3.4 Premium Reserve.
          (a) EZCORP will pay the Selling EZCORP Shareholders a “Premium Reserve Amount” of up to Six Million Six Hundred Forty-Six Thousand Five Hundred Twenty-Seven Dollars ($6,646,527.00), if a Selling EZCORP Shareholder sells any of the EZCORP Shares issued as part of the Merger Consideration during the Guaranty Period, in sales that comply with the manner of sale provisions contained in Rule 144(f), for a gross sales price of more than Fourteen Dollars and Sixty-Seven Cents ($14.67) per EZCORP Share, according to the following schedule:
          (1) For the first thirty (30) days of the Guaranty Period, $1.33 per EZCORP Share;
          (2) For the second thirty (30) days of the Guaranty Period, $1.00 per EZCORP Share;
          (3) For the third thirty (30) days of the Guaranty Period, $0.67 per EZCORP Share;
          (4) For the fourth thirty (30) days of the Guaranty Period, $0.33 per EZCORP Share;
          (b) EZCORP will cause the Exchange Agent to transmit instructions for claiming and receiving payment of the Premium Reserve Amount with the letter of transmittal described in Section 3.2(b).
          (c) EZCORP will cause the payment in respect of the Premium Reserve Fund to be made within five business days of receipt by EZCORP or its designated agent of proof of sales of EZCORP Shares by EZCORP Selling Shareholders in form satisfactory to EZCORP.
          3.5 Stock Transfer Books. At the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Date, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Date, any Certificates presented to the Exchange Agent or EZCORP for any reason shall be converted into the applicable Merger Consideration.
          3.6 Closing Certificates. At the Closing, (a) EZCORP shall deliver to the Company a certificate, in form and substance satisfactory to the Company and signed by its Chief Executive Officer and Chief Financial Officer, certifying in reasonable detail the calculation of the number of issued and outstanding shares of EZCORP Class A Non-voting Common Stock on the Closing Date, including all shares issuable on the conversion of other classes of securities and all shares issuable on the exercise of outstanding stock options and warrants, together with all supporting materials used in such calculation, and (b) the Company shall deliver to EZCORP a certificate, signed by its Chief Executive Officer and Chief Financial

Officer, certifying in reasonable detail the calculation of the aggregate number of Company Common Stock, including common stock issued and outstanding immediately prior to the Effective Date.
          3.7 Changes in Capitalization. If, between the date of this Agreement and the Effective Date, the outstanding shares of EZCORP Class A Non-voting Common Stock or the Company Common Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided that no adjustment shall be made under this Section if the number of outstanding shares of the Company Common Stock increases as a result of the exercise of the Company’s stock options, warrants, conversion rights or other rights to acquire the Company Common Stock.
          3.8 Appraisal Shares. No more than ten (10) days after the Effective Date, the Surviving Corporation shall give notice in writing to each holder of Appraisal Shares in the form required by Section 1322 of the FBCA. Within forty (40) days after the date on which notice is mailed, each holder of Appraisal Shares must either accept the Company’s offer as stated in the Company’s notice or, if the offer is not accepted, such shareholder shall provide to the Company its estimated fair value of the shares of the Company Common Stock and a demand for the payment of such shareholder’s estimated value plus interest. If any holder of Appraisal Shares fails to respond as provided in this Section 3.8, then such shareholder shall have waived, in accordance with the FBCA, the right to demand appraisal with respect to the shares of the Company Common Stock.
     4 Conduct Pending Closing.
          4.1 From the date of this Agreement until Closing, the Company will:
          (a) conduct its business only in the Ordinary Course unless otherwise expressly approved by EZCORP in writing (which approval will not be unreasonably withheld, conditioned or delayed);
          (b) use its reasonable best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;
          (c) [Intentionally Left Blank];
          (d) confer with EZCORP concerning operational matters of a material nature;
          (e) provide to EZCORP copies of the Company’s unaudited interim financial statements for each three month period ended March 31, June 30 and September 30 of each fiscal year and annual financial statements ending December 31 of each fiscal year from the date of this Agreement until its Closing or termination; together with internally prepared supplemental notes concerning the status of the Company’s assets and liabilities for the interim three month periods, which interim financial statements shall be prepared in accordance with generally accepted accounting principles maintained and applied on a consistent basis throughout the indicated periods, and fairly present the financial condition and results of operation of the Company at the dates and for the relevant periods indicated, except that the interim unaudited financial statements do not include footnotes and certain financial presentations normally required under generally accepted accounting principles; and
          (f) Notwithstanding anything to the contrary set forth in this Agreement, no party to this Agreement will be required to undertake and/or comply with any covenant, obligation, request or otherwise undertake any action required by this Agreement, if doing so would be, or be deemed to be, in violation of any Laws, based upon the reasonable advice of such party’s legal counsel.
          4.2 Time is of the Essence. Time is of the essence in performing the terms of this Agreement. Prior to Closing, the Company, Merger Sub and EZCORP will cooperate in obtaining every consent, approval, ratification, waiver or other authorization (“Consent”) necessary under any Contract, Order, License, Law or restriction to which the Company or EZCORP is subject or a party to the extent failure to obtain any such Consent would have a Material Adverse Effect as a result of the Closing and consummation of this Agreement, and in updating the previous due diligence requests from EZCORP that are listed in the attached Schedule 4.2.
     5 Representations and Warranties by the Company.
     The Company represents and warrants that, except as set forth in the attached Disclosure Schedule, which Disclosure Schedule shall be deemed to be representations and warranties as if made hereunder:
          5.1 Enforceability. The Company has all necessary power and authority to enter into and, subject to the requisite approval by the Company’s shareholders, consummate the transactions contemplated by this Agreement in accordance with its terms. This Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.
          5.2 Organization and Qualification. The Company is a corporation duly organized and validly existing under the Laws of the State of Florida. The Company is qualified to transact business as a domestic or foreign corporation or organization in every jurisdiction where the failure to so qualify would have a Material Adverse Effect.
          5.3 Conflicting Obligations on Execution. The execution and delivery of this Agreement do not: (a) conflict with or violate any provisions of, or result in the maturation or acceleration of, any obligations under any Contract, Order, License, Law or restriction to which the Company is subject or a party to the extent such conflict or violation has a Material Adverse Effect; or (b) violate any restriction or limitation, or result in the termination, or loss of any right (or give any third party the right to cause such termination or loss), of any kind to which they are bound or have to the extent such violation, termination or loss has a Material Adverse Effect, other than the Credit Facility and certain Leases.
          5.4 Capitalization. The capitalization of the Company as set forth in the Investor Listing dated December 31, 2007 (“Cap Table”) and delivered to EZCORP is complete and accurate as of the execution of this Agreement. There are no outstanding options, warrants, convertible securities or other rights to subscribe for or acquire any capital stock or securities convertible into capital stock of the Company, other than as set forth in the Cap Table. All capital stock has been issued in compliance with applicable federal and state securities Laws.
          5.5 Organizational Documents. True, correct and complete copies of the articles of incorporation, by-laws and other organizational documents, as amended, of the Company have been delivered to EZCORP. Except as provided in this Agreement, there has been no change in the rights, preferences or other terms of the Company’s capital stock since the filing of the Company’s Amended and Restated Articles of Incorporation with the Secretary of State of Florida on September 10, 2001.
          5.6 Financial Statements. The Company has provided to EZCORP true and complete copies of the Company’s audited Financial Statements for the fiscal years ending December 31, 2007, 2006, 2005 and 2004. The Company’s Financial Statements and other books and records of account accurately reflect all of the assets, liabilities, transactions and results of operations of the Company, and the Financial Statements have been prepared based upon and in conformity therewith. The Financial Statements have been prepared in accordance with generally accepted accounting principles maintained and applied on a consistent basis throughout the indicated periods, and fairly present the financial condition and results of operation of the Company at the dates and for the relevant periods indicated, except that interim unaudited Financial Statements do not include footnotes and certain financial presentations normally required under generally accepted accounting principles.
          5.7 Licenses. The Company possesses all Licenses as are necessary for the consummation of the transactions contemplated hereby or the conduct of its business or operations where the failure to have such License would have a Material Adverse Effect. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the revocation, or an adverse change in the terms or conditions, of any of the Licenses, to the extent such revocation or adverse change has a Material Adverse Effect, and all Licenses shall continue in full force and effect in accordance with their present terms unaffected by the consummation of the transactions contemplated hereby.
          5.8 Litigation. There are no claims, lawsuits, actions, arbitrations or other proceedings or governmental investigations (collectively, “Claims”) pending with respect to this Agreement and the transactions contemplated hereby. The Company has not received written notice of any Claims, which would have a Material Adverse Effect, pending or against the Company or any of its officers, directors, employees or affiliates involving, affecting or relating to the Company or the transactions contemplated by this Agreement, nor have any such matters been threatened against the Company. There are no outstanding judgments, Orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) regarding the Company.

          5.9 Compliance With Law. To the Knowledge of the Company, the conduct of the Company’s business does not violate, and the Company is not in default under, any Law or Order.
          5.10 Brokerage. The Company has not incurred, nor made commitment for, any brokerage, finder’s or similar fee in connection with the transaction contemplated by this Agreement, other than to Stephens Inc.
          5.11 No Material Adverse Change. Since December 31, 2007, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that may result in a Material Adverse Effect.
          5.12 Representations and Warranties True and Correct. The representations and warranties contained herein, and all other documents, certifications, materials and written statements or information given to the Merger Sub or EZCORP by or on behalf of the Company or disclosed on the Disclosure Schedule, do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.
     6 Merger Sub’s and EZCORP’s Representations and Warranties.
     The Merger Sub and EZCORP represent and warrant that:
          6.1 Organization. The Merger Sub is a corporation duly organized and validly existing under the laws of the State of Florida. EZCORP is a corporation duly organized and validly existing under the laws of the State of Delaware.
          6.2 Enforceability; Conflicting Obligations. This Agreement and all other agreements of the Merger Sub and EZCORP contemplated hereby are or, upon the execution thereof, will be the valid and binding obligations of the Merger Sub and EZCORP enforceable against it in accordance with their terms. The execution and delivery of this Agreement do not, the issuance and delivery of the EZCORP Shares will not, and the consummation of the purchase of the shares will not, conflict with or violate any provision of the articles of organization of the Merger Sub or EZCORP, nor any provisions of, or result in the acceleration of, any obligation of the Merger Sub or EZCORP.
          6.3 Authorization. The Merger Sub and EZCORP have all necessary corporate power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by the Merger Sub and EZCORP of their obligations contained herein, have been duly approved by the Merger Sub and EZCORP.
          6.4 Brokerage. The Merger Sub and EZCORP have not incurred, nor made commitment for, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

          6.5 Litigation. There is no litigation, proceeding or governmental investigation pending, or to the Merger Sub’s or EZCORP’s knowledge, threatened against or relating to the transactions contemplated herein.
          6.6 Isuance of EZCORP Shares. The EZCORP Shares to be exchanged for the Company Common Stock will, when delivered to the Company’s shareholders, be validly issued, fully paid, non-assessable and not subject to any pre-emptive rights.
          6.7 Funds Available. Each of EZCORP and Merger Sub is solvent and, at Closing, EZCORP will have all funds in place necessary to pay and deliver the cash portion of the Merger Consideration as contemplated hereby without any contingencies existing. As of the date hereof there are, and as of the Effective Date there will be, sufficient authorized and unissued shares of EZCORP’s Class A Non-voting Common Stock to enable EZCORP to issue and deliver the portion of the Merger Consideration consisting of EZCORP Shares as contemplated hereby.
          6.8 Financial Reports and SEC Documents. EZCORP’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it with the SEC subsequent to September 30, 2007 under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the form filed together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority under any applicable Law (collectively, “SEC Documents”) as of the date filed, (a) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the consolidated financial position of EZCORP as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly present the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of EZCORP for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence or limitation of footnotes in the case of unaudited statements.
          6.9 Representations and Warranties True and Correct. The representations and warranties contained herein, and all other documents, certifications, materials and written statements or information given to the Company by or on behalf of the Merger Sub and EZCORP, do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

     7 Additional Agreements.
          7.1 Hart-Scott-Rodino. The Merger Sub, EZCORP and the Company will file any Notification and Report Forms and related material that each party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use such party’s commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. The fees and expenses of any such filing shall be borne 50% by EZCORP and 50% by the Company.
          7.2 Release of Thedford Employment Agreement at Closing. At Closing, the Company shall deliver to EZCORP an unconditional release of John Thedford from all of his obligations under the Employment Agreement between the Company and Mr. Thedford effective as of January 1, 2007 and any amendments thereto, and an unconditional release of the Company by Mr. Thedford from all of the Company’s obligations under the Employment Agreement between the Company and Mr. Thedford effective as of January 1, 2007 and any amendments thereto. The Company acknowledges that EZCORP intends to employ Mr. Thedford as an executive of Texas EZPAWN, L.P., immediately after Closing.
          7.3 Section 382 Opinion. The Company has delivered to EZCORP an opinion from the Company’s auditor, McGladrey & Pullen, LLC, to the effect that, based on the procedures performed and the facts and assumptions set forth in the opinion, the auditor has concluded that the Company should not have experienced an ownership change, as defined in Section 382(g)(1) of the Internal Revenue Code of 1986, as amended, during the period beginning January 1, 1998 and ending December 31, 2007, no event has occurred that caused or would cause an ownership change the Company under 26 U.S.C. § 382 and federal regulations adopted thereunder (the “382 Opinion”), together with the auditors’ work papers and supporting information, whether created by the Company or by its auditors, relating to the 382 Opinion. The Company has no knowledge of any events or circumstances that would contradict the opinion of McGladrey & Pullen, LLC.
          7.4 Company Shareholder Meeting.
          (a) As promptly as reasonably practicable, but not more than three business days after the Registration Statement with respect to the EZCORP Shares has been declared effective by the SEC, the Company shall cause a notice of special meeting of shareholders and a proxy statement (the “Disclosure Statement”) to be mailed to its shareholders. In the Disclosure Statement, the Company’s Board of Directors will recommend that (1) Company shareholders approve this Agreement and Merger, and (2) approve the conversion of all outstanding shares of capital stock of the Company to Company Common Stock. The Company shall hold the shareholders’ meeting (the “Shareholders’ Meeting”) as promptly as reasonably practicable after the Registration Statement has been declared effective by the SEC, in compliance with Rule 14e-1 of the SEC, but in no event later than thirty-five (35) days after the Registration Statement has been declared effective by the SEC.

          (b) As promptly as reasonably practicable after the execution by all parties of this Agreement, the Company shall provide to EZCORP a draft of the Disclosure Statement.
          7.5 Registration Statement.
          (a) As promptly as reasonably practicable after the execution of this Agreement by the parties, EZCORP shall file with the SEC a registration statement on Form S-4 or such other form as appropriate to register the EZCORP Shares (together with any amendments thereof or supplements thereto, the “Registration Statement”) to be issued in the Merger. EZCORP shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Registration Statement to be declared effective by the SEC. EZCORP shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of the EZCORP Shares. The Company shall furnish all information concerning the Company as EZCORP may reasonably request in connection with such actions and the preparation of the Registration Statement, including the Disclosure Statement, and use its reasonable best efforts to cause McGladrey & Pullen, LLC to issue its consent thereto. EZCORP shall advise the Company in writing as promptly as practicable after (1) the Registration Statement has been declared effective by SEC, (2) any supplement or amendment to the Registration Statement has been filed, (3) the issuance of any stop order with respect to the Registration Statement, (4) the suspension of the qualification of EZCORP Shares covered thereby for offering or sale in any jurisdiction, or (5) the receipt of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and EZCORP shall promptly provide to the Company copies of all correspondence between EZCORP or any of its representatives or advisors and the SEC related to the Registration Statement.
          (b) The information supplied by EZCORP for inclusion in the Registration Statement shall not, at (1) the time the Registration Statement becomes effective under the Securities Act and (2) the Effective Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Date, any event or circumstance relating to EZCORP or any EZCORP subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement should be discovered by EZCORP, EZCORP shall promptly inform the Company thereof. All documents that EZCORP is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
          (c) The information supplied by the Company for inclusion in the Registration Statement shall not, at (1) the time the Registration Statement becomes effective under the Securities Act and (2) the Effective Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Date, any event or circumstance relating to the Company or any Company subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement should be discovered by the Company, the Company shall promptly inform EZCORP.
          7.6 The Company shall use its reasonable best efforts to obtain the approval of a majority of shareholders eligible to vote thereon of the conversion of all of the Company’s issued and outstanding capital stock to Company Common Stock, the Merger, and this Agreement.
          7.7 Listing of Shares. Prior to the Effective Date, EZCORP shall file with the NASDAQ Stock Market such notices, forms and other documents as may be required to cause the EZCORP Shares to be listed and approved for quotation on the NASDAQ Global Select market as of the Effective Date.
          7.8 Section 16 Matters. Prior to the Effective Date, EZCORP shall use its reasonable best efforts to cause any acquisitions of EZCORP capital stock resulting from the Merger from each person who may be subject to the reporting requirements of Section 16 of the Exchange Act with respect to EZCORP following the Effective Date, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          7.9 Public Announcements. EZCORP and Merger Sub will provide the Company drafts of, and solicit the Company’s comments on, any press release or other public statements with regards to the Merger or this Agreement prior to making the release or public statement.
     8 Conditions Precedent to Merger Sub’s and EZCORP’s Obligation to Close.
     The obligation of the Merger Sub and EZCORP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment of each of the following express conditions precedent prior to and on the Closing Date (any of which may be waived by Merger Sub, in whole or in part):
          8.1 Approval by the Company. The holders of a majority of the issued and outstanding Company Common Stock shall have voted in favor of the Merger, including all shares of common stock issuable upon conversion of all other classes of capital stock to Company Common Stock
          8.2 Conversion of Capital Stock. Prior to the vote by the Company’s shareholders on whether to approve the Merger, all shares of capital stock or convertible securities of the Company shall have been converted into shares of Company Common Stock.
          8.3 Hart-Scott-Rodino. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Merger Sub, EZCORP and the Company shall have received all authorizations, consents, and approvals of governments and governmental agencies.
          8.4 Representation and Warranties. All the representations and warranties in this Agreement made by the Company (except as contained in Section 5.3 relating to the Credit Facility and certain Leases) must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
          8.5 Performance of Covenants and Obligations. The Company shall have performed and complied with all of its covenants and obligations under this Agreement, including but not limited to the applicable additional agreements contained in Section 7, which are to be performed or complied with by it prior to or on the Closing Date.
          8.6 Material Adverse Change. From and after June 5, 2008, and until the Closing Date, the Merger Sub and EZCORP shall have reasonably determined that there has been no Material Adverse Change.
          8.7 Consent. The Company shall have obtained every Consent necessary under any Contract, Order, License, Law or restriction to which the Company is subject or a party to the extent failure to obtain any such Consent would have a Material Adverse Effect as a result of the Closing and consummation of this Agreement.
     9 Conditions to the Company’s Obligation to Close.
     The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment of the following express conditions precedent prior to and on the Closing Date (any of which may be waived by the Company, in whole or in part):
          9.1 Approval by the Merger Sub. The holder of a majority of the outstanding common stock of the Merger Sub shall have voted in favor of the Merger.
          9.2 Representations and Warranties. All the representations and warranties in this Agreement made by the Merger Sub and EZCORP must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
          9.3 Performance of Covenants and Obligations. The Merger Sub and EZCORP shall have performed and complied with all of its material covenants and obligations under this Agreement, including but not limited to the additional agreements contained in Section 7, which are to be performed or complied with by them prior to or on the Closing Date.
          9.4 Payment of Purchase Price. The Merger Sub shall have caused the payments to be made and the EZCORP Shares to be delivered as described in Section 3 hereof.
          9.5 Fairness Opinion. The Company shall have received a fairness opinion from a third party as to this Agreement, the Voting Agreement, and the terms of each of them.

          9.6 Shareholder Approval. Holders of a majority of each outstanding series of capital stock of the Company shall have approved the conversion of such shares into Company Common Stock prior to the Merger.
          9.7 Hart-Scott-Rodino. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Merger Sub, EZCORP and the Company shall have received all authorizations, consents, and approvals of governments and governmental agencies.
          9.8 Registration Statement and Related Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn, the EZCORP Shares shall have been approved for listing on the NASDAQ Global Select Market, and EZCORP shall have provided to the Company a certificate, signed by a duly authorized officer of EZCORP, to the effect that the foregoing conditions set forth in this Section 9.8 have been satisfied. The parties understand and agree that the Registration Statement will not be filed with the SEC until after all conditions precedent to the Company’s obligation to close have been satisfied, except for the payment of the purchase price under Section 9.4 and the conditions contained in this Section 9.8. The parties intend that no conditions of Closing will be within the control of the Company nor any of the shareholders who receive EZCORP Shares at the time that the Registration Statement is filed.
     10 Non-Solicitation; Termination.
          10.1 Non-Solicitation. Prior to the Effective Date, (a) the Company shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to solicit or encourage, directly or indirectly, any inquiries, any proposal or offer with respect to any Acquisition Transaction (defined below) (any such proposal being referred to in the Agreement as an “Acquisition Proposal”) or engage in any negotiations concerning an Acquisition Proposal; and (b) it will immediately cease and cause to be terminated any existing negotiations with any parties with respect to any of the foregoing; provided, that nothing contained in the agreement shall prevent the Company or its board of directors from (A) complying with Rule 14e-2 promulgated by the SEC with regard to an Acquisition Proposal; or (B) providing information to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Acquisition Proposal that involves an Acquisition Transaction that the Company’s board of directors in good faith determines, after consultation with its legal counsel and financial advisors, represents a superior transaction for the shareholders of the Company when compared to the Merger, if and only to the extent that the Company’s board of directors reasonably determines, after consultation with, and taking into account the advice of, outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations. The Company will promptly notify EZCORP if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company and will promptly communicate to EZCORP the terms of any proposal or inquiry and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction. In this Agreement, “Acquisition Transaction” means any tender offer or exchange offer, any merger, consolidation, liquidation, dissolution, recapitalization, reorganization or other business combination, any acquisition, sale or other disposition of all or a substantial portion of the assets or the Company or any similar transaction involving the Company, its securities or any significant subsidiary as defined under Rule 405 promulgated by the SEC.
          10.2 Termination. This Agreement may, by written notice given prior to or at Closing, be terminated:
          (a) By either the Merger Sub, EZCORP or the Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured (if such breach is capable of being cured within 15 days after the breaching party’s receipt of written notice thereof;
          (b) (1) by the Merger Sub or EZCORP if any of the conditions in Section 8 have not been satisfied as of the Closing Date, or if, prior to that time, satisfaction of a condition is or becomes impossible (unless the failure to satisfy the condition results primarily from the Merger Sub or EZCORP itself breaching any representation, warranty, or covenant contained in this Agreement) and Merger Sub or EZCORP has not waived such condition on or before the Closing Date; or (2) by the Company if any of the conditions in Section 9 have not been satisfied as of the Closing Date, or if, prior to that time, satisfaction of a condition is or becomes impossible (unless the failure to satisfy the condition results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement) and the Company has not waived such condition on or before the Closing Date;
          (c) By EZCORP if the Company receives from the holders of more than 10% of its issued and outstanding shares of capital stock valid and enforceable notices of their intent to demand payment for their shares pursuant to FBCA Section 1321;
          (d) by mutual consent of the Merger Sub, EZCORP and the Company;
          (e) by any of the Merger Sub, EZCORP or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2008; and
          (f) by the Company if the Company or any of its subsidiaries (or the Company’s board of directors) shall have approved, recommended, authorized, proposed, or publicly announced its intention to enter into an Acquisition Transaction (other than the Merger); provided, however, that the right to terminate the Agreement pursuant to subsection (f) shall not be available to the Company if, at such time, it is in material breach of any representation, warranty, covenant or agreement set forth in the Agreement.
          10.3 Termination Fee. The Company will pay to EZCORP a fee of Five Million Dollars ($5,000,000.00) (the “Termination Fee”) in immediately available funds, if:

          (a) the Agreement is terminated by the Company under Section 10.2(f) or pursuant to any other Acquisition Event (defined below);
          (b) the Agreement is not approved by the shareholders of the Company at the Shareholders’ Meeting;
          (c) the Agreement is not recommended for approval to the shareholders of the Company by the board of directors of the Company;
          (d) the Agreement is terminated by EZCORP or the Merger Sub pursuant to Section 10.2(a) after a material breach of any provision of this Agreement by the Company; or
          (e) the Agreement is terminated by EZCORP or the Merger Sub pursuant to Section 10.2(b)(1).
The Termination Fee will be payable at the time of termination if such fee becomes payable pursuant to subsections (b), (c), (d) or (e) above, or on the second business day following the occurrence of the Acquisition Event if such fee becomes payable under subsection (a) above. In this Agreement, “Acquisition Event” shall mean the termination of this Agreement by the Company pursuant to any (i) Acquisition Transaction or (ii) series of transactions that results in any person, entity or group other than EZCORP or the Merger Sub acquiring more than 50% of the outstanding Company Common Stock.
     11 Indemnification.
          11.1 Survival of Representations. All covenants and obligations in this Agreement and the Disclosure Schedule shall survive the Closing for a period of one year. The right to indemnification, payment of damages or any other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.
          11.2 Indemnification.
          (a) The Company will indemnify and hold harmless the Merger Sub and EZCORP for, and will pay to the Merger Sub and EZCORP the amount of, any loss liability, claim, damage, expense or deficiency including, but not limited to, reasonable attorneys’ fees and other costs and expenses from or in connection with:
          (1) Any material breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedule and any other certificate or document delivered by the Company pursuant to this Agreement; or

          (2) Any material breach by the Company of any covenant or obligation of the Company in this Agreement.
          (b) The Merger Sub and EZCORP will indemnify and hold harmless the Company for, and will pay to the Company the amount of, any loss, liability, claim, damage, expense or deficiency including, but not limited to, reasonable attorneys’ fees and other costs and expenses from or in connection with:
          (1) Any material breach of any representation or warranty made by the Merger Sub or EZCORP in this Agreement and any other certificate or document delivered by Merger Sub or EZCORP pursuant to the Agreement; or
          (2) Any material breach by the Merger Sub or EZCORP of any covenant or obligation of the Merger Sub or EZCORP in this Agreement.
     12 Miscellaneous.
          12.1 Further Assurances. Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively carry out the terms and conditions of this Agreement.
          12.2 Payment of A-2 Dividend. The parties acknowledge and understand that this Agreement contemplates payment of the accrued unpaid dividend on the Company’s A-2 shares in cash at the time of conversion of said shares to common, as provided in the Amended and Restated Articles of Incorporation of the Company.
          12.3 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, assignees, and beneficiaries in interest. The Merger Sub may assign this Agreement only to affiliates that are 100% owned by EZCORP, Inc., EZPAWN Florida, Inc., or another 100% owned subsidiary of EZCORP, Inc.
          12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida (regardless of its conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.
          12.5 Expenses. Except as otherwise herein provided, all expenses and costs incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs.
          12.6 Notices. All notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (a) when actually delivered to such party; (b) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section); or (c) when mailed to such party by registered or certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed by receipt, and addressed to such party at the address designated below for such party

(or to such other address for such party as such party may have substituted by notice pursuant to this Section):

If to the Merger Sub:	Value Merger Sub, Inc.
Attention: Connie Kondik, General Counsel
1901 Capital Parkway
Austin, Texas 78746
Fax: (512) 314-3463

If to EZCORP:	EZCORP, Inc.
Attention: Connie Kondik, General Counsel
1901 Capital Parkway
Austin, Texas 78746
Fax: (512) 314-3463

With a copy to:	Lee Polson, Esq. Strasburger & Price, LLP
600 Congress Avenue, Suite 1600
Austin, Texas 78701
Fax: (512) 536-5719

If to the Company:	Value Financial Services, Inc.
1063 Maitland Center Commons Blvd.
Suite 200
Orlando, Florida 32751
Fax: (407) 339-6608

With a copy to:	Jeffery Bahnsen, Esq.
Greenberg Traurig, P.A.
5100 Town Center Circle, Suite 400
Boca Raton, FL 33486
Fax: (561) 367-6250
          12.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.
          12.8 Headings. All Section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.
          12.9 Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of the Merger Sub and the Company. Both the Merger Sub and the Company may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by either party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.
          12.10 Entire Agreement. This Agreement, any Exhibit attached hereto, and the Disclosure Schedule represent the entire agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the party to be charged.
          12.11 Third Party Beneficiaries. No third parties are intended to benefit from this Agreement, and no third party beneficiary rights shall be implied from anything contained in this Agreement.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed as of the date and year first above written.

EZCORP, Inc.
By:
Daniel N. Tonissen, Senior Vice President
and Chief Financial Officer

Value Merger Sub, Inc.
By:
Daniel N. Tonissen, Senior Vice President

Value Financial Services, Inc.
By:
John Thedford, President and
Chief Executive Officer